UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 15, 2014

OXiGENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 635-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(a), (d), (e) and (f) Not applicable.

(b) The disclosure provided under Item 5.02(c) below is incorporated herein by reference.

(c) On May 16, 2014, OXiGENE, Inc. (“OXiGENE” or the “Company”) announced that, effective May 15, 2014, Peter J. Langecker, M.D., Ph.D., has resigned from his positions as the Company’s Chief Executive Officer and a member of the Board of Directors and that David (Dai) Chaplin, Ph.D., a current member of the Board of Directors, has been appointed as the Company’s President and Chief Executive Officer.

Dr. Chaplin, 58, is a recognized international leader in pharmacology and tumor biology, and brings to his new role extensive experience in the fields of oncology research and cancer drug development. Dr. Chaplin has been an independent consultant to biotechnology and pharmaceutical companies specializing in preclinical development since September 2011, including serving as an independent consultant to the Company. He served as the Company’s Chief Scientific Officer and Head of Research and Development from July 2000 until August 2011. Dr. Chaplin has served as a senior member of the management team of several biopharma companies, including Aventis Pharma and Rhone-Poulenc-Rorer. Dr. Chaplin has a B.Sc. in chemistry from the University of Essex, a M.Sc. in pharmacology from the University of Southampton, and completed his Ph.D. in tumor biology at the University of London.

OXiGENE has entered into an Employment Agreement (the “Agreement”) with Dr. Chaplin with respect to his service as President and Chief Executive Officer. Pursuant to the Agreement, Dr. Chaplin will initially receive an annual base salary of $410,000 per year. In addition, Dr. Chaplin may be awarded an annual bonus of up to 50% of his then-current annual base salary, at the sole discretion of OXiGENE, based on OXiGENE’s assessment of Dr. Chaplin’s performance and the Company’s performance.

Dr. Chaplin will also receive, pursuant to the Company’s 2005 Stock Plan, as amended, options to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the date of grant vesting over four years.

Dr. Chaplin may terminate the Agreement upon written notice to OXiGENE. OXiGENE may terminate the Agreement without prior written notice for cause, as defined in the Agreement, or without cause on 60 days’ prior written notice. If Dr. Chaplin’s employment is terminated by OXiGENE for cause, by reason of Dr. Chaplin’s death or disability or by Dr. Chaplin without good reason, as defined in the Agreement, OXiGENE will pay to Dr. Chaplin the amount of the Company’s accrued obligations, as defined in the Agreement, as of the date of such termination. If Dr. Chaplin’s employment is terminated by OXiGENE other than for cause or by Dr. Chaplin with good reason, OXiGENE will pay to Dr. Chaplin the accrued obligations, an amount equal to 12 months of his then-current base salary and premiums pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, for Dr. Chaplin and his immediate family for 12 months, subject to the conditions outlined in the Agreement.

If Dr. Chaplin’s employment is terminated by OXiGENE other than for cause or by Dr. Chaplin with good reason in the one year following the effective date of a change in control of the Company, as defined in the Agreement, OXiGENE will pay to Dr. Chaplin the accrued obligations, an amount equal to 12 months of his then-current base salary and COBRA premiums for a period of 12 months on the same conditions described above. In addition, all of Dr. Chaplin’s unvested equity compensation outstanding on the date of termination shall vest and be immediately exercisable. Dr. Chaplin has also agreed not to engage in activities competitive with the Company during his employment and for a 12 month period following termination of his employment.

OXiGENE has also entered into a Confidentiality and Inventions Agreement with Dr. Chaplin.

The Company intends to enter into a separation agreement with Dr. Langecker in connection with his departure, on terms consistent with his employment agreement with the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit Number	Description

99.1	Press Release dated May 16, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.

Date: May 16, 2014	/s/ Frederick W. Driscoll
	By:	Frederick W. Driscoll
Chairman of the Board of Directors